Exhibit 99B.10

ERNST & YOUNG
725 South Figueroa Street
Los Angeles, California 90017-5418
213-977-3200


CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Financial Highlights" and "General Information" in Post-Effective Amendment No. 124 under the Securities Act of 1933 and Amendment No. 125 under the Investment Company Act of 1940 to the Registration Statement (Form N-1A, No. 33-12213) and related Prospectus and Statement of Additional Information of Professionally Managed Portfolios and to the incorporation by reference therein of our report dated August 2, 2001, with respect to the financial statements and financial highlights of Leonetti Balanced Fund and Leonetti Growth Fund, included in the Annual Report for the year ended June 30, 2001, filed with the Securities and Exchange Commission.

                                   /s/Ernst & Young LLP

Los Angeles, California
October 19, 2001